[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


                    Brocker Raises $925,000 From Asset Sales

Auckland,  New Zealand - May 24, 2001.  Brocker  Technology Group Ltd.  (Nasdaq:
BTGLD, TSE: BKI) announced today that, as part of the continuing restructuring plan announced in February, it has completed the sale of two subsidiaries and some surplus real estate, raising almost CDN$1 million, to be used for working capital and debt reduction.

Brocker has sold its cell phone repair business (ICS) and call center subsidiaries, which have been identified as being non-essential to the future growth of the company. Brocker also took advantage of an opportunity to sell some surplus land in front of its operational headquarters in Auckland, New Zealand. The total value of these sales is CDN$ 925,000.

"Brocker's focus is on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce consulting and information management technologies," said CEO, Richard Justice. "Neither the cell phone repair business nor the call center fits naturally into our new structure, so we are pleased to be able to sell them as going concerns, to enable us to focus on our core business."

Brocker has been restructured into four business units:

     1. Online Telecommunications delivers innovative cellular, fixed line and billing solutions.

     2. Professional Services provides e-commerce consulting and solutions to corporate clients.

     3. Datec is a leading information technology company in the South Pacific, consisting of 12 separate companies employing over 300 people. Datec subsidiary, Kepra Software specializes in data management solutions for the utilities sector, particularly in deregulated environments.

     4.   Vendor Services distributes cellular and wireless products.

ICS has been sold to Singapore-based Accord Express Holdings Pte Ltd. (www.accord.com.sg). All staff have been offered employment with the new business under the same terms and conditions as currently exist. The call center, which does out-bound telemarketing for its customers, has been sold in a management buy-out.

                                      Ends

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

Nigel Murphy                                  Robert Rowell
Communications                                Investor Relations
Tel: +64 9 374 2040                           Telephone: 1-800-299-7823
e-mail: nmurphy@brockergroup.com              e-mail: rrowell@brockergroup.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission
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